Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement - 2017 Annual Meeting of Shareholders
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

PILLARSTONE CAPITAL REIT
(Name of Registrant as Specified in Its Charter)

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PILLARSTONE CAPITAL REIT

2600 South Gessner Road, Suite 555
Houston, Texas 77063
(832) 810-0100

March 31, 2017

Dear Shareholder:

The 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of Pillarstone Capital REIT, a Maryland real estate investment trust (“Pillarstone Capital” or the “Company”), will be held on May 11, 2017, starting at 2:00 p.m. local time at the Houston Marriott Westchase Hotel, located at 2900 Briarpark Drive, Houston, Texas 77042 for the following purposes:

(1)
to elect two Class III trustees to the Board of Trustees each to serve a three-year term ending at the annual meeting of shareholders in 2020 and until their respective successors, if any, are elected and qualify;

(2)	to ratify the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

(3)	to transact such other business as may properly come before the 2017 Annual Meeting of Shareholders or any adjournment or postponement thereof.

Your vote is important to us. Please use this opportunity to take part in the affairs of our Company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or vote electronically via the Internet or by telephone. Returning the proxy card or voting electronically does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting. However, if your shares are held through a broker or other nominee, you must obtain a legal proxy from the record holder of your shares in order to vote at the Annual Meeting.

On behalf of the Board of Trustees and management of Pillarstone Capital, we would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

/s/ James C. Mastandrea
James C. Mastandrea
Chairman of the Board, Chief Executive Officer and President

PILLARSTONE CAPITAL REIT

2600 South Gessner Road, Suite 555
Houston, Texas 77063
____________________

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	May 11, 2017 at 2:00 p.m. local time

Location:	Houston Marriott Westchase Hotel
2900 Briarpark Drive
Houston, Texas 77042

Items of Business:
(1) to elect two Class III trustees to the Board of Trustees each to server a three-year term ending at the annual meeting of shareholder in 2020 and until their respective successors, if any, are elected and qualify;

(2) to ratify the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

(3) to transact such other business as may properly come before the 2017 Annual Meeting of Shareholders or any adjournment or postponement thereof.

Record Date:
The shareholders of record of our common shares as of the close of business on February 13, 2017 will be entitled to vote at the Annual Meeting, or any adjournment thereof. A complete list of shareholders of record of our common shares entitled to vote at the Annual Meeting is available upon written request to John J. Dee, Senior Vice President and Chief Financial Officer, 2600 South Gessner Road, Suite 555, Houston, Texas 77063 and will also be available at the Annual Meeting.

Proxy Voting:	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares in the following ways:

● By Internet - visit the website listed on your proxy card and follow the instructions.
● By Telephone - call the telephone number on your proxy card and follow the instructions.
● By Mail - fully complete and return the proxy card in the enclosed, postage paid envelope.
● In Person - attend the Annual Meeting to vote in person. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in this proxy statement.

YOUR VOTE IS IMPORTANT.
PLEASE READ THE PROXY STATEMENT AND VOTE YOUR SHARES AS SOON AS POSSIBLE.

Sincerely,
/s/ John J. Dee
John J. Dee
Secretary

This proxy statement and accompanying proxy card are being mailed on or about March 31, 2017 to all shareholders entitled to vote.

Important notice regarding the availability of proxy materials for the 2017 Annual Meeting of Shareholders to be held on May 11, 2017:

This notice, the proxy statement, proxy card and our 2016 Annual Report on Form 10-K are available directly at our offices at 2600 South Gessner Road, Suite 555, Houston, Texas 77063 or at
https://materials.proxyvote.com/721491.

PILLARSTONE CAPITAL REIT

2600 South Gessner Road, Suite 555
Houston, Texas 77063
——

PROXY STATEMENT

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Trustees (the “Board”) of Pillarstone Capital REIT (“Pillarstone Capital”, “we”, “our”, “us” or the “Company”), to be used at our 2017 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournments or postponements thereof. The Annual Meeting will be held on May 11, 2017. This proxy statement is first being sent to shareholders on or about March 31, 2017. Even if you sign the proxy card or voting instruction card in the form accompanying this Proxy Statement, vote by telephone, or vote on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by providing written notice to our Corporate Secretary at: Pillarstone Capital REIT, Attention: Corporate Secretary, 2600 South Gessner Road, Suite 555, Houston, Texas 77063. You may change your vote by timely delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete, and deliver a proxy from your broker or other nominee. Unless so revoked, the shares represented by such proxy will be voted at the Annual Meeting and at any adjournment thereof in the manner specified. If no direction is made, the proxy will be voted in favor of each of the proposals described in this proxy statement.

The Company’s Annual Report to Shareholders on Form 10-K for the year ended December 31, 2016, including financial statements, is being mailed to shareholders with this proxy statement but does not constitute a part of this proxy statement. This proxy statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

We are organized in the state of Maryland and our headquarter offices are located at 2600 South Gessner Road, Suite 555, Houston, Texas 77063. Our stock is quoted on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”) and on pink sheets with the symbol “PRLE” and our fiscal year ends December 31 of each year.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

This solicitation is made on behalf of the Board. We will bear the costs of preparing, mailing and other costs of the proxy solicitation made by our Board. Our officers may solicit the submission of proxies authorizing the voting of shares in accordance with the Board’s recommendations. Such solicitations may be made by telephone, facsimile transmission or personal solicitation. No additional compensation will be paid to our officers or trustees for such services. We will, upon request, reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to shareholders. We do not expect to engage a third party to assist us in the solicitation.

When and where is the Annual Meeting?

The Annual Meeting will be held on May 11, 2017 at 2:00 p.m. local time, at the Houston Marriott Westchase Hotel, located at 2900 Briarpark Drive, Houston, Texas 77042.

What is the purpose of the Annual Meeting?

The meeting will be our regular Annual Meeting. The following matters are scheduled for a vote at our Annual Meeting:

(1)
to elect two Class III trustees to the Board of Trustees each to serve a three-year term ending at the annual meeting of shareholders in 2020 and until their respective successors, if any, are elected and qualify; and

(2)	to ratify the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for consideration at the Annual Meeting.

How does the Board recommend I vote?

Unless you give other instructions through your proxy vote, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. For reasons set forth in more detail later in this proxy statement, the Board recommends a vote:

(1)	“FOR” the election of the nominees for trustee set forth in this proxy statement; and

(2)	“FOR” the ratification of the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Who is entitled to vote at the Annual Meeting?

The Board has set February 13, 2017 as the record date for the Annual Meeting (the “Record Date”). All shareholders who owned our common shares at the close of business on the Record Date may attend and vote at the Annual Meeting. Each outstanding common share is entitled to one vote. As of the Record Date, 256,636 Class A Cumulative Convertible Preferred Shares (the “Preferred A Shares”) are outstanding and entitled to 53,610 votes and 244,444 restricted Class C Convertible Preferred Shares (the “Preferred C Shares”) are outstanding and entitled to 2,444,440 votes.

Who can attend the Annual Meeting?

All shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting.

What do I need to present for admission to the Annual Meeting?

You will need to present proof of your record or beneficial ownership of common shares, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Annual Meeting.

How many votes do I have?

As of the Record Date, 405,103 common shares, not including 38,130 common shares held in treasury, and 501,080 preferred shares, which are convertible to 2,498,050 common shares, were outstanding, and collectively, these shares, excluding the shares held in treasury, constitute all of the shares entitled to vote at the Annual Meeting. Each outstanding common share is entitled to one vote. 256,636 Preferred A Shares are convertible into 53,610 common shares and 244,444 Preferred C Shares are convertible into 2,444,440 common shares. Each outstanding preferred share is entitled to one vote for each common share into which it is convertible.

What constitutes a quorum?

A majority of our voting shares issued and outstanding and entitled to vote on the Record Date must be present, either in person or by proxy, for there to be a quorum at the Annual Meeting. As of the Record Date, 2,903,153 voting shares were outstanding and entitled to vote and, therefore, 1,451,577 shares must be present, either in person or by proxy, for there to be a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting.

How do I vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. You may specify whether your shares should be voted for or against all, some or none of the nominees for trustee and whether your shares should be voted for, against or abstain with respect to each of the other proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted above. Voting by proxy will not affect your right to attend the Annual Meeting.

If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer & Trust Company, or you have stock certificates registered in your name, you may vote:

•	By mail. Please sign, date and promptly mail the enclosed proxy card in the postage-paid envelope that has been provided to you.

•	By Internet. Visit the website listed on your proxy card and follow the instructions.

•	By Telephone. Call the telephone number on your proxy card and follow the instructions.

•	In person at the meeting. If you attend the Annual Meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

If you vote by Internet or telephone, do not return your proxy card. If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also may be offered to shareholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, a “shareholder of record.” This proxy statement, the notice of annual meeting, the proxy card, and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 have been sent directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” This proxy statement, the notice of annual meeting, the proxy card, and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet, if available.

What if I receive more than one proxy card?

You may receive more than one proxy card if you hold our common shares in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How do I vote?” for each account to ensure that all of your shares are voted.

May I change or revoke my proxy?

You have the right to revoke your proxy any time before the Annual Meeting. You may change or revoke your proxy in any one of the following ways:

•
giving written notice of such revocation to us in writing to Pillarstone Capital REIT, Attention: Corporate Secretary, 2600 South Gessner Road, Suite 555, Houston, Texas 77063 before the Annual Meeting;

•
attending the Annual Meeting and voting in person. Attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the Annual Meeting that it be revoked; or

•	timely delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet.

How many votes are needed to approve each proposal?

•
To be approved, Proposal No. 1 (election of trustees), the affirmative vote of a plurality of all the votes cast at the Annual Meeting at which a quorum is present is sufficient. If you vote “withhold” with respect to one or more nominees, your shares will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal. Broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

•
To be approved, Proposal No. 2 (ratification of the appointment of our independent registered public accounting firm) must receive the affirmative vote of a majority of all votes cast at the Annual Meeting, whether in person or by proxy (which means the number of votes cast FOR the proposal must exceed the number of votes cast AGAINST the proposal). In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have no impact because they will not be counted as votes cast.

What is a “broker non-vote”?

If your shares are held in “street name” by a broker, your broker is the shareholder of record; however, the broker is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, the broker may exercise discretionary voting power to vote your shares with respect to “routine matters,” but not with respect to “non-routine” items. A broker non-vote occurs when a bank, broker or other nominee holding ordinary shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. The election of trustees is not considered to be a routine matter, but the proposal to ratify the appointment of Pannell Kerr Foster of Texas, P.C. as our independent registered public accounting firm is considered routine.

Who will count the vote?

Representatives of Broadridge ICS will tabulate the votes for the common shares and the Preferred A Shares. A representative of the Company will tabulate the votes for the Preferred C Shares and will be responsible as inspector of election for including such votes with the vote count provided by Broadridge ICS for the final vote count.

What percentage of shares do the Trustees and officers own?

As of the Record Date, the trustees and officers collectively own approximately 55.7% of our common shares, 62.9% of our Preferred A Shares, 94.9% of our Preferred C Shares and 89.4% of the shares entitled to vote at the Annual Meeting.

Who is our largest principal shareholder?

James C. Mastandrea, our Chairman of the Board, Chief Executive Office and President, has the right to vote 168,166 common shares and 161,410 Preferred A Shares which are convertible into 49,230 common shares, and 56,944 Preferred C Shares, which are convertible into 569,440 common shares. The Preferred A Shares and 163,117 of the common shares are held by Paragon Real Estate Development, LLC, of which Mr. Mastandrea is the managing member.

How does a shareholder communicate with the Board of Trustees?

Shareholders may send communications to our Board to Pillarstone Capital REIT, Attention: Corporate Secretary, 2600 South Gessner Road, Suite 555, Houston, Texas 77063. Our Corporate Secretary will review all communications made by this means and forward the communication to our Board or to any individual trustee to whom the communication is addressed.

How does a shareholder nominate someone to be a Trustee of Pillarstone Capital?

A shareholder may recommend a nominee for trustee by writing to Pillarstone Capital REIT, Attention: Corporate Secretary, 2600 South Gessner Road, Suite 555, Houston, Texas 77063. A nominee for trustee must qualify according to requirements established by the Board and be approved by our Nominating Committee. Recommendations for next year’s annual meeting must be received no earlier than December 1, 2017 and no later than December 31, 2017, and must be in accordance with the requirements of our Third Amended and Restated Bylaws (the “Bylaws”).

How and when may a shareholder submit a shareholder proposal for Pillarstone Capital’s 2018 annual meeting of shareholders?

In order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2018 annual meeting of shareholders, written proposals submitted in accordance with the SEC’s Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) must be received by the Corporate Secretary at Pillarstone Capital REIT, 2600 South Gessner Road, Suite 555, Houston, Texas 77063, no later than December 1, 2017.

Pursuant to our Bylaws, for nominations and other business to be properly brought before an annual meeting by a shareholder (and not submitted for inclusion in the proxy statement for the 2018 annual meeting of shareholders but is instead sought to be presented directly at the 2018 annual meeting of shareholders), the shareholder must have given timely notice thereof in writing to our Corporate Secretary. Under our current Bylaws, to be timely for the 2018 annual meeting of shareholders, you must deliver proposals to our Corporate Secretary, in writing, not earlier than the 120th day nor later than 5:00 p.m., Central Time, on the 90th day prior to the first anniversary of the date of the proxy statement for the Annual Meeting. As a result, proposals, including trustee nominations, submitted pursuant to these provisions of our Bylaws must be received no earlier than December 1, 2017 and no later than 5:00 p.m., Central Time on December 31, 2017. We also advise you to review our Bylaws, which contain additional requirements about advance notice of shareholder proposals and trustee nominations, including the different notice submission date requirements in the event that the date for our 2018 annual meeting of shareholders is more than 30 days before or after May 11, 2018.

A more detailed discussion regarding the submission of proposals for the 2018 annual meeting of shareholders is provided under "Corporate Governance - Shareholder Nominations for Trustee" below.

PROPOSAL NO. 1 - ELECTION OF TRUSTEES

Nominees for Election

Our Board currently consists of six members and is divided into three classes. Each class consists of one-third of the total number of trustees, and each class serves for a three-year term. At the Annual Meeting, you are entitled to elect two trustees to hold office until the 2020 annual meeting of shareholders and until their respective successors, if any, are elected and qualify.

Daryl J. Carter and Dennis H. Chookaszian are our current Class III trustees and their terms expire at the Annual Meeting. Mr. Carter and Mr. Chookaszian are standing for re-election at the Annual Meeting. Mr. Carter and Mr. Chookaszian were recommended for re-election to our Board by our Nominating Committee, were nominated for re-election by the Board and have accepted the nomination.

James C. Mastandrea and Daniel G. DeVos serve as our current Class I trustees until the 2019 annual meeting and until their respective successors, if any, are elected and qualify. John J. Dee and Paul T. Lambert serve as our current Class II trustees until the 2018 annual meeting and until their respective successors, if any, are elected and qualify.

If any trustee to be elected is unable to stand for re-election, the Board may, by resolution, provide for a lesser number of trustees or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute trustee. We need the affirmative vote of the holders of a plurality of our voting shares present or represented by proxy at the Annual Meeting to elect trustees. If you vote “withhold” with respect to one or more nominees, your shares will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal. Broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

The following information relates to the nominees for election as our trustees and the other trustees:

Name	Age	Position	Class Designation	Term Expiration
Daryl J. Carter	61	Trustee	Class III	2017
Dennis H. Chookaszian	73	Trustee	Class III	2017
James C. Mastandrea	73	President, Chief Executive Officer and Chairman of Board of Trustees	Class I	2019
John J. Dee	65	Senior Vice President, Chief Financial Officer and Trustee	Class II	2018
Daniel G. DeVos	59	Trustee	Class I	2019
Paul T. Lambert	64	Trustee	Class II	2018

There are no family relationships between any of our trustees or executive officers.

Class III Nominees to Serve Until the 2017 Annual Meeting of Shareholders:

Daryl J. Carter has served as a trustee since June 2003. Mr. Carter founded and since 2007 has served as Chairman and Chief Executive Officer of Avanath Capital Management, LLC, an investment firm focused on urban-themed real estate and mortgage investments. He is also a Managing Partner of McKinley-Avanath, a property management company focused on the affordable apartment sector. From 2005 to 2007, Mr. Carter was an Executive Managing Director of Centerline Capital Group (“Centerline”), a subsidiary of Centerline Holding Company, a publicly traded company listed on the New York Stock Exchange (“NYSE”), and head of the Commercial Real Estate Group. From 2005 to 2007, he was also the President of American Mortgage Acceptance Corporation, a then publicly-held, commercial mortgage lender that was externally managed by Centerline. Mr. Carter became part of Centerline when his company, Capri Capital Finance (“CCF”) was acquired by Centerline in 2005 and stayed with Centerline until 2006. Mr. Carter co-founded and served as Co-Chairman of both CCF and Capri Capital Advisors ( “Capri”) in 1992. He was instrumental in building Capri into a diversified real estate firm with $8 billion in real estate equity and debt investments under management. Prior to Capri, Mr. Carter was Regional Vice President at Westinghouse Credit Corporation in Irvine and a Second Vice President at Continental Bank in Chicago. Since 2009, Mr. Carter has served as a trustee of Whitestone REIT (NYSE), a publicly traded real estate investment trust (“REIT”) focused on Community Centered Properties™. He has also served as a director of Silver Bay Realty Trust Corp. (NYSE) since July 2013, a trustee of the Urban Land Institute, Executive Committee Member and Chairman of the National Multifamily Housing Council, and on the Visiting Committee of the M.I.T. Sloan School of Management. He is also a past Chairman of the Mortgage Bankers Association. Mr. Carter brings to our Board significant management experience and demonstrated leadership skills with financial and real estate entities.

Dennis H. Chookaszian has served as a trustee since June 2016. Mr. Chookaszian served as Chairman of the Financial Accounting Standards Advisory Council, which advises the Financial Accounting Standards Board, from January 2007 to December 2011. During his 27-year career with CNA Financial Corporation (“CNA”), Mr. Chookaszian held several management positions at CNA’s business unit and corporate levels. Mr. Chookaszian joined CNA in 1975 as Chief Financial Officer until 1990 when he became President. In 1992, he was named Chairman and Chief Executive Officer of CNA Insurance Companies, and in 1999 he became Chairman of CNA’s executive committee until he retired in 2001. Mr. Chookaszian currently serves on the boards of publicly-held CME Group Inc. (NASDQ: CME, formerly known as Chicago Mercantile Exchange Holdings Inc.), a U.S. financial exchange, since 2004; Career Education Corporation (NASDAQ: CECO), a postsecondary education provider, since 2002; Prism Technologies Group, Inc. (NASDAQ: PRZM), a firm that licenses and enforces patents, since 2003; and MacDonald Dettwiler and Associates Ltd. (TSX: MDA.TO), a global communications and information company, since 2005. Mr. Chookaszian is an adjunct Professor at University of Chicago Booth School of Business and teaches courses in corporate governance. He also teaches a course in international corporate governance at Cheung Kong University (China), at Shanghai Advance Institute of Finance (China), and at Indian Institute of Planning and Management (India). Mr. Chookaszian has a Bachelor of Science in chemical engineering from Northwestern University, a Master of Business Administration in finance from University of Chicago, and a Master degree in economics from London School of Economics. He is a Certified Public Accountant, Chartered Global Management Accountant, Certified Management Consultant, and Chartered Property Casualty Underwriter. Mr. Chookaszian has significant business, audit committee and teaching experience that adds significantly to the oversight and governance of the Company.

Class II Nominees to Serve Until the 2018 Annual Meeting of Shareholders:

John J. Dee has served as our Senior Vice President and Chief Financial Officer and a trustee since 2003. Since October 2006, Mr. Dee has also been Chief Operating Officer, Executive Vice President, and Corporate Secretary at Whitestone REIT (NYSE). Prior to Mr. Dee’s joining Pillarstone Capital, from 2002 to 2003, he was Senior Vice President and Chief Financial Officer of MDC Realty Corporation, Cleveland, Ohio, an affiliate of MDC Realty Corporation, Chicago, Illinois, a privately held residential and commercial real estate development company. From 2000 to 2002, Mr. Dee was Director of Finance and Administration for a Cleveland, Ohio law firm. From 1978 to 2000, Mr. Dee held various management positions with First Union Real Estate Investments (NYSE), including Senior Vice President and Chief Accounting Officer from 1996 to 2000. Mr. Dee is licensed as a CPA (non-practicing) in the State of Ohio. Mr. Dee has a significant number of years of experience with publicly listed real estate investment trusts and adds exceptional experience and skills of value to our management team and Board.

Paul T. Lambert has served as a trustee since November 1998. Mr. Lambert serves as the Chief Executive Officer of Lambert Capital Corporation. He served on the Board of Directors and was the Chief Operating Officer of First Industrial Realty Trust, Inc. (NYSE) ( “First Industrial”) from its initial public offering in October 1994 through December 1995. Mr. Lambert was one of the largest contributors to the formation of First Industrial and one of its founding shareholders. Prior to forming First Industrial, Mr. Lambert was managing partner for The Shidler Group, a national private real estate investment company. Prior to joining The Shidler Group, Mr. Lambert was a commercial real estate developer with Dillingham Corporation and, prior to that, was a consultant with The Boston Consulting Group. Mr. Lambert has served as a trustee of Whitestone REIT (NYSE) since March 2013. Mr. Lambert is an entrepreneur with significant experience in commercial real estate and financing of development projects providing the Board with his leadership skills to perform oversight functions as a trustee and member of several committees.

Class I Nominees to Serve Until the 2019 Annual Meeting of Shareholders:

James C. Mastandrea has been our Chairman, President and Chief Executive Officer since 2003. Mr. Mastandrea has over 40 years of experience in the real estate industry and 19 years serving in high level positions of publicly traded companies. Since 2006, he has also served as the President, Chief Executive Officer and Chairman of the Board of Trustees of Whitestone REIT (NYSE). In addition, since 1978, Mr. Mastandrea has served as the Chief Executive Officer/Founder of MDC Realty Corporation, a privately held residential and commercial real estate development company. From 1994 to 1998, Mr. Mastandrea served as Chairman and Chief Executive Officer of First Union Real Estate Investments (NYSE), a publicly traded real estate investment trust. Mr. Mastandrea also served in the U.S. Army as a Military Police Officer. Mr. Mastandrea is a director of Cleveland State University Foundation Board and a member of the investment committee. He regularly lectures to MBA students at the University of Chicago and instructs as an Adjunct Professor in the MBA program at Rice University in Houston, Texas, and also presents to institutional investors in the U.S. and Europe. Mr. Mastandrea’s significant experience in the commercial and residential real estate business, capital markets, and private and public companies as a real estate expert allows him to provide insight into various aspects of the economy and commercial real estate, which is of significant value to our Board.

Daniel G. DeVos has served as a trustee since March 2003. Since 1993, Mr. DeVos has served as Chairman of the Board and Chief Executive Officer of DP Fox Ventures, LLC, a diversified management enterprise with investments in real estate, transportation, fashion, sports, and entertainment. Since 1999, Mr. DeVos has served as the President and Chief Executive Officer of Fox Motors, based in Grand Rapids, Michigan. He is a limited partner of the Chicago Cubs, a former owner of the Grand Rapids Griffins (AHL), has been a board member since 1991 and Chairman since 2011 of RDV Sports, Inc., the parent company of the Orlando Magic (NBA), and is a partner in CWD Real Estate Investments. Since 2004, he has served as a director and currently serves on the Audit Committee of Alticor, Inc., the parent of Amway Corporation, located in Ada, Michigan. From 2009 to 2013, Mr. DeVos served as a trustee of Whitestone REIT (NYSE) and in May 2013 became trustee emeritus. From 1994 to 1998, he served as a trustee of First Union Real Estate Investments (NYSE). Mr. DeVos has extensive and diverse business experience within and outside the real estate industry and possesses exceptional leadership skills in business and non-profit management.

Recommendation of the Board of Trustees

The Board of Trustees recommends that the shareholders vote FOR the election of Daryl J. Carter and Dennis H. Chookaszian as Class III trustees until the 2020 annual meeting and until their respective successors, if any, are elected and qualify.

CORPORATE GOVERNANCE

Trustee Independence

Our common shares are currently traded on the OTC Bulletin Board. Accordingly, we are not subject to the rules of any national securities exchange that require a majority of a listed company’s trustees and specified committees of the board of trustees meet independence standards prescribed by such rules. However, the Board has affirmatively determined that each of Messrs. Carter, Chookaszian, DeVos, and Lambert do not have a material relationship with Pillarstone Capital that would interfere with the exercise of independent judgment and are “independent” as defined under NYSE MKT listing standards, applicable Securities and Exchange Commission (“SEC”) rules and the standards prescribed by our Declaration of Trust. Messrs. Mastandrea and Dee are also executive officers of the Company and therefore are not considered to be independent according to these standards.

Governance Structure

We believe that the Company is better served by the combined Chairman/Chief Executive Officer type of leadership for setting and meeting the goals of the Company’s strategic plan.  By having a strong single leader, a company of our size can adapt to market changes faster with fewer levels of decision makers.  It provides a cohesive vision and strategy for the Company and strong execution ability.  This type of leadership model helps assure a clear and direct line of communication to the Board of any risks, challenges or other key management issues and opportunities.

Meetings and Committees of the Board

Our Board held five meetings during the fiscal year ended December 31, 2016. No trustee attended fewer than 75% of the meetings held during the period for which he served as a member of the Board and the committees on which he served. We encourage all trustees to attend all meetings of shareholders, however, we do not have a formal policy regarding trustee attendance at our annual meetings of shareholders. Messrs. Dee and Mastandrea attended our 2016 annual meeting of shareholders in person and Mr. Lambert attended the meeting by telephone.

Our entire Board considers all major decisions concerning our business.  Our Board has also established committees so that certain matters can be addressed in more depth than may be possible at a meeting of the entire Board.  Our Board has established a standing Nominating Committee, Audit Committee and Management, Organization and Compensation Committee.  Our Board’s committee membership is as follows, with the “X” denoting the members of the respective committee:

Name	Nominating Committee	Audit Committee	Management, Organization, and Compensation Committee
Non-Employee Trustees:
Daryl J. Carter		X	Chairman
Dennis H. Chookaszian		Chairman
Daniel G. DeVos	Chairman	X	X
Paul T. Lambert	X	X	X
Number of Meetings in 2016	1	4	0

Our Board has adopted a formal written charter for each committee. The charters are available on the Corporate Governance page of our website at www.pillarstone-capital.com. The information contained on our website is not, and should not be considered, a part of this Proxy Statement. A copy of each charter is available to shareholders free of charge upon written request to the Company’s Corporate Secretary at: Pillarstone Capital REI, Attention: Corporate Secretary, 2600 South Gessner Road, Suite 555, Houston, Texas 77063.

Audit Committee

The Audit Committee held four meetings in 2016 and consists of Mr. Chookaszian, who serves as Chairman, and Messrs. Carter, DeVos and Lambert. Mr. Chookaszian also serves as the audit committee financial expert, as defined by the SEC. Each member of the Audit Committee satisfies the independence standards and financial literacy requirements set forth under NYSE MKT listing standards and the applicable rules of the SEC. The Audit Committee is directly responsible for engaging and reviewing the performance of our independent public auditors, oversees our accounting and financial reporting processes, considers and approves the range of audit and non-audit fees, reviews the adequacy of our internal accounting controls and procedures and resolves disagreements between management and our independent public auditors.

Management, Organization and Compensation Committee

Our Management, Organization and Compensation Committee consists of Mr. Carter, who serves as Chairman, and Messrs. DeVos, and Lambert. Because the Company did not have any operations until December 8, 2016, this committee did not hold any meetings in 2016. The Management, Organization and Compensation Committee makes recommendations and exercises all powers of the Board in connection with certain compensation matters, including incentive compensation and benefit plans. This committee administers, and has authority to grant awards under, the 2016 Equity Plan.

Nominating Committee

Our Nominating Committee consists of Mr. DeVos, who serves as Chairman, and Mr. Lambert. The Nominating Committee held one meeting during 2016. The Nominating Committee is responsible for identifying individuals qualified to become trustees and for evaluating potential or suggested trustee nominees. In order for an individual to qualify for nomination or election as a trustee, an individual, at the time of nomination, must have substantial expertise, experience or relationships relevant to the real estate business, which may include:

•	commercial real estate experience;

•	an in-depth knowledge of and working experience in finance or marketing;

•	capital markets or public company experience;

•	university teaching experience in a Master of Business Administration or similar program;

•	experience as a chief executive officer, chief operating officer or chief financial officer of a public or private company; or

•	public or private company board experience.

Additionally, an individual shall not have been convicted of a felony or sanctioned or fined for a securities law violation of any nature. The Nominating Committee in its sole discretion will determine whether a nominee satisfies the foregoing qualifications or possesses such other characteristics as deemed necessary by the Nominating Committee.  Though we have no formal policy addressing diversity, the Nominating Committee will seek to recommend nominees to the Board that represent a diversity of experience, gender, race, ethnicity and age.  Any individual who does not satisfy the qualifications above is not eligible for nomination or election as a trustee.

The Nominating Committee performs a preliminary evaluation of potential candidates primarily based on the need to fill any vacancies on our Board, the need to expand the size of our Board and the need to obtain representation in key disciplines and/or market areas.  The Nominating Committee will seek to identify trustee candidates based on input provided by a number of sources, including the Nominating Committee members and other members of our Board.  The Nominating Committee also has the authority to consult with or retain advisors to carry out its duties, though it has not used a third party to locate or evaluate potential candidates for trustee.  Once a potential candidate is identified as one who fulfills a specific need, the Nominating Committee performs a full evaluation of the potential candidate.  This evaluation includes reviewing the potential candidate’s background information, relevant experience, willingness to serve, independence and integrity.  In connection with this evaluation, the Nominating Committee may interview the candidate in person or by telephone.  After completing its evaluation, the Nominating Committee makes a recommendation to the full Board as to the individuals who should be nominated by our Board.  Our Board elects nominees recommended by the Nominating Committee to fill vacancies on our Board and nominates the nominees for election by shareholders after considering the recommendations and a report of the Nominating Committee. In addition to the above process, as part of an agreement approved by shareholders in June 2003, Mr. Mastandrea can appoint five trustees to the Board provided he remains as our Chairman and Chief Executive Officer. Mr. Mastandrea has not exercised this right.

Shareholder Nominations for Trustee

The Nominating Committee will consider for nomination all individuals recommended by shareholders in the same manner as all other trustee candidates provided that such recommendations are submitted in accordance with the procedures set forth in our Bylaws. If a shareholder is recommending a candidate to serve on our Board, the recommendation must include the information specified in our Bylaws, including the following:

(1)    As to each individual whom the shareholder proposes to nominate for election or reelection that meets the criteria of serving as a trustee as set forth in the qualifications of trustees section of our Bylaws (Article III, Section 3), all information relating to the proposed nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the proposed nominee as a trustee in an election contest (even if an election contest is not involved), or would otherwise be required in connection with the solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected).

(2)    As to any business that the shareholder proposes to bring before the meeting:

•	a description of the business; and

•
the shareholder’s reasons for proposing the business at the meeting and any material interest in the business of the shareholder or any shareholder associated person (as defined in our Bylaws), individually or in the aggregate, including any anticipated benefit from the proposal to the shareholder or the shareholder associated person.

(3)    As to the shareholder giving the notice, any proposed nominee and any shareholder associated person:

•
the class, series and number of all shares or other securities of Pillarstone Capital or any of its affiliates (also referred to as Pillarstone Capital securities), if any, that are owned (beneficially or of record) by the shareholder, proposed nominee or shareholder associated person, the date on which each Pillarstone Capital security was acquired and the investment intent of the acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of stock or other security) in any Pillarstone Capital securities of any person;

•	the record or "street name" holder for, and number of, any Pillarstone Capital securities owned beneficially but not of record by the shareholder, proposed nominee or shareholder associated person;

•
whether and the extent to which the shareholder, proposed nominee or shareholder associated person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (i) manage for the Pillarstone Capital shareholder, proposed nominee or shareholder associated person the risk or benefit of changes in the price of (x) Pillarstone Capital securities or (y) any security of any entity that was listed in the peer group in the stock performance graph in the most recent annual report to shareholders of Pillarstone Capital or (ii) increase or decrease in the voting power of the shareholder, proposed nominee or shareholder associated person in Pillarstone Capital or any affiliate thereof (or, as applicable, in any peer group company) disproportionately to the person’s economic interest in the company securities (or, as applicable, in any peer group company); and

•
any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with Pillarstone Capital), by security holdings or otherwise, of the shareholder, proposed nominee or shareholder associated person, in Pillarstone Capital or any affiliate thereof, other than an interest arising from the ownership of Pillarstone Capital’s securities where the shareholder, proposed nominee or shareholder associated person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series.

(4)    As to the shareholder giving the notice, any shareholder associated person with an interest or ownership referred to in paragraphs (2) and (3) above and any proposed nominee:

•	the name and address of the shareholder, as they appear on our share ledger, and the current name and business address, if different, of each shareholder associated person and any proposed nominee;

•
the investment strategy or objective, if any, of the shareholder and each shareholder associated person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in the shareholder, each shareholder associated person and any proposed nominee; and

•
to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection as a trustee or the proposal of other business on the date of the shareholder’s notice.

The foregoing description of our advance notice provisions is a summary and is qualified in its entirety by reference to the full text of our Bylaws, which were filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K filed on December 13, 2016. Accordingly, we advise you to review our Bylaws for additional stipulations relating to advance notice of trustee nominations and shareholder proposals. For a description of the applicable deadlines for shareholder proposals, see “Solicitation and Voting - How and when may I submit a shareholder proposal for Pillarstone Capital’s 2018 annual meeting of shareholders?”

Risk Oversight

It is the responsibility of the Board to approve a strategic business plan and select a chief executive officer to execute the strategic plan.  While the Board is tasked with the responsibility to detect potential high level risks, management is tasked with managing risk on a daily basis.  Where possible, management, in conjunction with the Board, has defined high level risk controls to help mitigate the most significant risks to the Company.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics that applies to all officers, trustees and employees of Pillarstone Capital, including our principal executive officer, principal financial officer, principal accounting officer, and any person performing similar functions. We have posted our Code of Conduct and Ethics on the Corporate Governance page of our website at www.pillarstone-capital.com. If we amend or grant any waiver from a provision of our Code of Conduct and Ethics, we will promptly disclose such amendment or waiver in accordance with and if required by applicable law, including by posting such amendment or waiver on our website at the address above.

Compensation of Trustees

During the year ended December 31, 2016, trustees were not paid any compensation.

In lieu of cash payments for trustee fees, effective September 29, 2006, each trustee of the Company serving at that time received 12,500 Preferred C Shares for service as a trustee until September 29, 2008. The shares are restricted until the latest to occur of: (a) a public offering by the Company sufficient to liquidate the shares, (b) an exchange of the Company’s existing shares for new shares, and (c) September 29, 2008. The shares were fully amortized by the original date in 2008.

In June 2003, our shareholders approved an agreement to issue additional common shares to Paragon Real Estate Development, LLC of which Mr. Mastandrea is the managing member and Mr. Dee is a member. In September 2006, Pillarstone Capital amended this agreement to include each of the trustees so that if a trustee brings a new transaction to Pillarstone Capital, he would receive additional common shares of Pillarstone Capital in accordance with a formula in the agreement. In January 2016, the non-employee trustees and Mr. Mastandrea agreed to make this agreement for only non-employee trustees. The agreement is intended to serve as an incentive for our trustees to increase the asset base, net operating income, funds from operations, and share value of Pillarstone Capital. The exact number of common shares that would be issued will be calculated in accordance with a formula in the agreement based on future acquisition, development or redevelopment transactions. Any of these transactions would be subject to approval by the members of our Board who are not receiving the additional common shares. We would issue our common shares only upon the closing of a transaction. The maximum number of common shares to be issued under the agreement is limited to a total value of $26 million based on the average closing price of our common shares for 30 calendar days preceding the closing of any transaction. The common shares will be restricted until we achieve the five-year pro forma income target for the acquisition, as approved by the Board, and an increase of 5% in Pillarstone Capital’s net operating income and funds from operations. The restricted shares would vest immediately upon any “shift in ownership,” as defined in the agreement.

PROPOSAL NO. 2 - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Pannell Kerr Forster of Texas, P.C. (“PKF”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Boulay PLLP (“Boulay”) had acted as our independent public accountants from February 2, 2001 until January 19, 2017. Pillarstone Capital does not expect a representative from either PKF or Boulay to attend the Annual Meeting and, accordingly, no representative from PKF or Boulay is expected to make a statement or be available to respond to questions.

The Board asks shareholders to ratify the appointment of PKF as our independent registered public accounting firm. Shareholder ratification of the appointment of PKF as our independent registered public accounting firm is not required by our Bylaws or other governing documents. However, the Board is submitting the appointment of PKF to the shareholders for ratification as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion, may select a different registered public accounting firm at any time during the year if it determines that a change would be in the best interests of Pillarstone Capital and our shareholders.

The reports of Boulay on Pillarstone Capital’s consolidated financial statements for the fiscal years ended December 31, 2014 and December 31, 2015, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle except as follows:

“The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the lack of revenue generating operations, the Company’s recurring net losses, negative cash flow from operations and accumulated deficit raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.”

During Pillarstone Capital’s fiscal years ended December 31, 2015 and 2016 and any subsequent period through the date of dismissal, (1) there were no disagreements with Boulay on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of Boulay, would have caused Boulay to make reference to the matter in its report and (2) there were no “reportable events” as that term is defined in Item 304 of Regulation S-K promulgated under the Exchange Act.

During Pillarstone Capital’s two most recent fiscal years, the subsequent interim periods thereto, and through the engagement date, neither Pillarstone Capital nor anyone on our behalf consulted PKF regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements; or (2) any matter regarding Pillarstone Capital that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Recommendation of the Board of Trustees

The Board of Trustees recommends that the shareholders vote FOR approval the ratification of the Audit Committee’s appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in overseeing matters relating to our accounting and financial reporting practices, the adequacy of our internal controls and the quality and integrity of our financial statements, and is responsible for selecting and retaining the independent auditors. Our management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee does not provide any expert or special assurance as to our financial statements or any professional certification as to the independent auditors’ work. The Audit Committee met four (4) times during the year ended December 31, 2016.

In fulfilling its oversight responsibilities, the Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2016, and discussed them with management and PKF, our independent accounting firm. The Audit Committee discussed and reviewed with PKF all matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) on Rule 3200T.

The Audit Committee has received the written disclosures and the letter from PKF required by the applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with PKF its independence from us and our management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Pillarstone Capital REIT
Audit Committee

/s/ Dennis H. Chookaszian, Chairman
/s/ Daryl J. Carter
/s/ Daniel G. DeVos
/s/ Paul T. Lambert

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

PRINCIPAL ACCOUNTING FIRM FEES AND SERVICES

The aggregate fees billed by the principal independent registered public accounting firm (Boulay PLLP) to the Company for the fiscal years ended December 31, 2016 and 2015 are as follows:

Category	Year	Fees	% Approved by Audit Committee

Audit Fees (1)	2016	$19,175	100%
	2015	$19,910	100%

Audit-Related Fees	2016	$—
	2015	$—

Tax Fees (2)	2016	$1,650	100%
	2015	$1,650	100%

All Other Fees	2016	$—
	2015	$—
(1) Audit fees include audits and reviews of required SEC filings.

(2) Tax fees include the preparation of the Federal tax return.

Pre-Approval Policies and Procedures

Before the independent auditors are engaged by Pillarstone Capital to render audit or permissible non-audit services, the Audit Committee approves the engagement. The Audit Committee also reviews the scope of any audit and other assignments given to our auditors to assess whether such assignments would affect their independence. The Audit Committee approved the payment by us of all fees billed to us by Boulay PLLP in 2016 and 2015.

COMPENSATION DISCUSSION AND ANALYSIS

The Management, Organization and Compensation Committee (the “Committee”) administers the compensation program for the executive officers. The Committee is responsible for reviewing and recommending our compensation and employee benefit policies to the Board for its approval and implementation. The Committee reviews and recommends to the Board for approval the compensation for our Chief Executive Officer, including salaries, bonuses and grants of awards under our equity incentive plans. The Committee and the Board review and act upon proposals by the Chief Executive Officer to determine the compensation for other executive officers. The Committee, among other things, reviews and recommends to the Board employees to whom awards will be made under our equity incentive plans, determines the number of options to be awarded, and the time, manner of exercise and other terms of the awards.

The intent of the compensation program is to align the executive’s interests with that of our shareholders, while providing incentives and competitive compensation for implementing and accomplishing our short-term and long-term strategic and operational goals and objectives.

Compensation of Named Executive Officers

Because the Company has not had substantial operations, James C. Mastandrea did not receive any compensation for serving as our Chief Executive Officer, President and Chairman during the years ended December 31, 2016 and December 31, 2015. John J. Dee did not receive any compensation for serving as our Senior Vice President and Chief Financial Officer during the years ended December 31, 2016 and December 31, 2015. There were no other officers or employees of the Company in the past two fiscal years.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the status of equity awards as of December 31, 2016:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable
James C. Mastandrea	—	—	—	—	2,000	$2,800	—
John J. Dee	—	—	—	—	2,000	$2,800	—

(1)
Represents restricted common shares issued January 2, 2004. Half of the restricted shares vested on the fifth anniversary of the issuance date. The remaining half will vest when funds from operations has doubled or when Pillarstone Capital’s share price is 50% higher compared to the average trading price for the five days preceding the grant date.

Option Value at Fiscal Year End

No named executive officer holds options.

Employment Agreements

On April 3, 2006, the Board authorized modifications to the employment agreement of Mr. Mastandrea. The modification agreement allows Mr. Mastandrea to devote time to other business and personal investments while performing his duties for Pillarstone Capital. The original employment agreement with Mr. Mastandrea provides for an annual salary of $60,000 effective as of March 4, 2003. The initial term of Mr. Mastandrea’s employment is for two years and may be extended for terms of one year. Mr. Mastandrea’s base annual salary may be adjusted from time to time, except that the adjustment may not be lower than the preceding year’s base salary. The employment agreement provides that Mr. Mastandrea will be entitled to base salary and bonus at the rate in effect before any termination for a period of three years in the event that his employment is terminated without cause by us or for good reason by Mr. Mastandrea. Effective September 29, 2006, in lieu of an annual salary of $100,000, Mr. Mastandrea received 44,444 Preferred C Shares for his service as an officer of Pillarstone Capital through September 29, 2008. The shares were fully amortized by the original date in 2008.

Effective June 30, 2003, we issued 696,078 preferred shares valued at approximately $2.4 million to Messrs. Mastandrea and Dee pursuant to separate restricted share agreements. On June 30, 2003, 534,668 preferred shares were converted at a factor of 0.305 into 163,116 common shares. Under the restricted share agreement for each of Mr. Mastandrea and Mr. Dee, the restricted shares vest upon the later of the following dates:

•	the date our gross assets exceed $50.0 million, or

•	50% of the restricted shares on March 4, 2004; 25% of the shares on March 4, 2005; and the remaining 25% of the shares on March 4, 2006.

The number of common shares and the conversion factor have been revised to reflect the 1-for-75 reverse split of the common shares that occurred in July 2006.

Equity Compensation Plan Information

Equity Compensation Plans Approved/ Not Approved by Security Holders	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders

2016 Equity Plan	—	$—	2,356,426

2004 Share Option Plan
Restricted common shares	5,333	$—
Options for common shares	667	$33.75
	6,000	$3.75	n/a

Equity compensation plans not approved by security holders
Common shares	6,667	$—

	6,667	$—	--

Total all plans - Common shares	12,667	$1.78	2,356,426

In June 2003, our shareholders approved an agreement to issue additional common shares to Paragon Real Estate Development, LLC of which Mr. Mastandrea is the managing member and Mr. Dee is a member. In September 2006, Pillarstone Capital amended this agreement to include each of the trustees so that if a trustee brings a new transaction to Pillarstone Capital, he would receive additional common shares of Pillarstone Capital in accordance with a formula in the agreement. In January 2016, the non-employee trustees and Mr. Mastandrea agreed to make this agreement for only non-employee trustees. The agreement is intended to serve as an incentive for our trustees to increase the asset base, net operating income, funds from operations, and share value of Pillarstone Capital. The exact number of common shares that would be issued will be calculated in accordance with a formula in the agreement based on future acquisition, development or redevelopment transactions. Any of these transactions would be subject to approval by the members of our Board who are not receiving the additional common shares. We would issue our common shares only upon the closing of a transaction. The maximum number of common shares to be issued under the agreement is limited to a total value of $26 million based on the average closing price of our common shares for 30 calendar days preceding the closing of any transaction. The common shares will be restricted until we achieve the five-year pro forma income target for the acquisition, as approved by the Board, and an increase of 5% in Pillarstone Capital net operating income and funds from operations. The restricted shares would vest immediately upon any “shift in ownership,” as defined in the agreement.

BENEFICIAL HOLDINGS OF MAJOR SHAREHOLDERS, OFFICERS AND TRUSTEES

The following table includes certain information as of March 31, 2017 with respect to the beneficial ownership of our shares by: (i) each person known by us to own more than 5% in interest of the outstanding shares; (ii) each of the trustees; (iii) each of our executive officers; and (iv) all of the trustees and executive officers as a group. Except as otherwise noted, the person or entity named has sole voting and investment power over the shares indicated.

	Common Shares(2)			Preferred A Shares(3)			Preferred C Shares(4)		Total Common Shares and Preferred Shares(5)
Name and Address(1)	Number		Percent(6)	Number		Percent(6)	Number	Percent	Number		Percent(6)
James C. Mastandrea	219,420	(7)	48.8%	161,410	(17)	62.9%	56,944	23.3%	838,090	(19)	78.4%
Paragon Real Estate Development, LLC	163,117	(8)	40.3%	161,410	(17)	62.9%	—	—%	212,347	(20)	46.7%
Paul T. Lambert	87,086	(9)	19.4%	—		—%	62,500	25.6%	712,086	(21)	66.3%
John J. Dee	19,177	(10)	4.6%	—	(18)	—%	12,500	5.1%	144,177	(22)	26.4%
Daryl J. Carter	26,665	(11)	6.2%	—		—%	37,500	15.3%	401,665	(23)	49.9%
Daniel G. DeVos	42,795	(12)	9.6%	—		—%	62,500	25.6%	667,795	(24)	62.4%
Timothy D. O'Donnell 90 Broad Street New York, NY 10004	32,207	(13)	8.0%	—		—%	—	—%	32,207		1.0%
Mark Schurgin 9841 Airport Boulevard Los Angeles, CA 90045	80,598	(14)	19.9%	—		—%	—	—%	80,598		2.6%
All trustees and current executive officers as a group(15)	395,143	(16)	68.8%	161,410		62.9%	231,944	94.9%	2,763,813	(25)	93.9%

(1)	Unless otherwise indicated, the address of all beneficial owners is our corporate address at 2600 South Gessner Road, Suite 555, Houston, Texas 77063.

(2)
Percentages based on 405,103 common shares outstanding, not including 38,130 shares held in treasury. For each individual trustee and executive officer, also includes common shares he has the right to acquire through share options and convertible notes payable. The options that are currently exercisable as of March 31, 2017 for all named persons is 667, and the common shares issuable upon conversion of notes payable as of March 31, 2017 for all named persons is 168,867. Percentages also include 6,667 restricted shares issuable to an independent third party that Mr. Mastandrea has the right to vote.

(3)
Percentages based on 256,636 Preferred A Shares outstanding as of March 31, 2017, which convert to 53,610 common shares as follows: 161,410 Preferred A Shares are each convertible into 0.305 common shares and 95,226 Preferred A Shares are each convertible into 0.046 common shares.

(4)	Percentages based on 244,444 Preferred C Shares outstanding as of March 31, 2017, which convert to 2,444,440 common shares. Each Preferred C Share is convertible into 10 common shares.

(5)
Percentages based on 405,103 common shares outstanding, not including 38,130 shares held in treasury, and including 256,636 Preferred A Shares which convert to 53,610 common shares, 244,444 Preferred C Shares which convert to 2,444,440 common shares, and notes payable which are convertible into 168,867 common shares. For each individual trustee and executive officer, also includes common shares he has the right to acquire through share options that are currently exercisable as of March 31, 2017 and shares that are issuable upon conversion of notes payable as of March 31, 2017. Mr. Mastandrea’s percentage is calculated using a denominator that includes (i) 405,103 common shares, not including 38,130 shares held in treasury; (ii) 56,944 Preferred C Shares that convert to 569,440 common shares; and (iii) 161,410 Preferred A Shares that convert to 49,230 common shares; (iv) 6,667 restricted common shares issuable to an independent third party that Mr. Mastandrea has the right to vote; and (v) 44,590 common shares issuable upon conversion of notes payable due to Mr. Mastandrea.

(6)	The ownership percentages total more than 100% due to more than one person or entity being considered the beneficial owner of the same shares, in accordance with SEC regulations for this table.

(7)
Includes: (i) 6,667 restricted common shares issuable to an independent third party that Mr. Mastandrea has the right to vote; (ii) 163,117 common shares held by Paragon Real Estate Development, LLC, of which Mr. Mastandrea is the managing member; (iii) 2,000 common shares; (iv) 2,000 restricted common shares; (v) 1,046 common shares and (vi) 44,590 common shares issuable upon conversion of notes payable.

(8)	Mr. Mastandrea is the managing member of Paragon Real Estate Development, LLC and these shares are also included in Mr. Mastandrea’s common shares.

(9)
Includes: (i) 667 options; (ii) 5,929 common shares held by Lambert Equities II, LLC, of which Mr. Lambert is the controlling majority member and sole manager; (iii) 36,850 common shares; and (iv) 43,640 common shares issuable upon conversion of notes payable.

(10)
Includes: (i) 2,000 common shares (ii) 2,000 restricted commons shares and (iii) 15,177 common shares issuable upon conversion of notes payable. Does not include 163,117 common shares held by Paragon Real Estate Development, LLC, of which Mr. Dee is a member.

(11)	Includes: (i) 2,000 common shares and (ii) 24,665 common shares issuable upon conversion of notes payable.

(12)	Includes: (i) 2,000 common shares and (ii) 40,795 common shares issuable upon conversion of notes payable.

(13)
Based solely on a Schedule 13G filed by Mr. O’Donnell on February 2, 2016, which states that Mr. O’Donnell has sole voting and dispositive power with respect to 25,860 common shares and shared voting and dispositive power with respect to 6,347 common shares. The 6,347 common shares are owned by Mr. O’Donnell’s spouse, as to which he disclaims beneficial ownership.

(14)	Includes: 80,598 common shares. Based solely on information on the Form 4 filed on January 19, 2017 with the SEC by Mr. Schurgin.

(15)	Includes five named persons who are trustees of Pillarstone Capital.

(16)
Includes: (i) 6,667 restricted common shares issuable to an independent third party that Mr. Mastandrea has the right to vote; (ii) 163,117 common shares held by Paragon Real Estate Development, LLC, of which Mr. Mastandrea is the managing member; (iii) 4,000 common shares; (iv) 4,000 restricted common shares; (v) 667 options; (vi) 47,825 common shares; and (vii) 168,867 common shares issuable upon conversion of notes payable.

(17)	Represents shares held by Paragon Real Estate Development, LLC, of which Mr. Mastandrea is the managing member. Each Preferred A Share is convertible into 0.305 common shares.

(18)	Does not include 161,410 Preferred A Shares held by Paragon Real Estate Development, LLC, of which Mr. Dee is a member.

(19)
Includes: (i) 6,667 restricted common shares issuable to an independent third party that Mr. Mastandrea has the right to vote; (ii) 163,117 common shares held by Paragon Real Estate Development, LLC, of which Mr. Mastandrea is the managing member; (iii) 2,000 common shares; (iv) 2,000 restricted common shares; (v) 49,230 common shares issuable upon conversion of 161,410 Preferred A Shares held by Paragon Real Estate Development, LLC; (vi) 569,440 common shares issuable upon conversion of 56,944 Preferred C Shares; (vii) 44,590 common shares issuable upon conversion of notes payable; and (viii) 1,046 common shares.

(20)	Includes (i) 163,117 common shares and (ii) 49,230 common shares issuable upon conversion of 161,410 Preferred A Shares. These shares are also included in Mr. Mastandrea’s total shares.

(21)
Includes: (i) 667 options; (ii) 625,000 common shares issuable upon conversion of 62,500 Preferred C Shares; (iii) 43,640 common shares issuable upon conversion of notes payable; and (iv) 42,779 common shares.

(22)
Includes: (i) 2,000 common shares (ii) 2,000 restricted common shares; (iii) 125,000 common shares issuable upon conversion of 12,500 Preferred C Shares; and (iv) 15,177 common shares issuable upon conversion of notes payable. Does not include 163,117 common shares or 161,410 Preferred A Shares held by Paragon Real Estate Development, LLC, of which Mr. Dee is a member.

(23)	Includes: (i) 2,000 common shares; (ii) 375,000 common shares issuable upon conversion of 37,500 Preferred C Shares; and (iii) 24,665 common shares issuable upon conversion of notes payable.

(24)	Includes: (1) 2,000 common shares; (ii) 625,000 common shares issuable upon conversion of 62,500 Preferred C Shares; and (iii) 40,795 common shares issuable upon conversion of notes payable.

(25)
Includes: (i) 6,667 restricted common shares issuable to an independent third party that Mr. Mastandrea has the right to vote; (ii) 163,117 common shares held by Paragon Real Estate Development, LLC, of which Mr. Mastandrea is the managing member; (iii) 4,000 common shares; (iv) 4,000 restricted common shares; (v) 667 options; (vi) 49,230 common shares issuable upon conversion of 161,410 Preferred A Shares held by Paragon Real Estate Development, LLC; (vii) 2,319,440 common shares issuable upon conversion of 231,944 Preferred C Shares; (viii) 168,867 common shares issuable upon conversion of notes payable and (ix) 47,825 common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, trustees and persons who own more than 10% of our common shares to file reports of ownership and changes in ownership with the SEC. Officers, trustees and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of Form 4s filed by trustees reporting share transactions, grants of restricted shares and options furnished to us, or written representations that no Annual Statements of Beneficial Ownership of Securities on Form 5 were required to be filed, we believe that for the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to our officers, trustees and greater than 10% shareholders were complied with.

TRANSACTIONS WITH RELATED PERSONS

Under SEC rules, a related person transaction is any transaction or any currently proposed transaction in which the Company was or is to be a participant, the amount involved exceeds the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% shareholder since the beginning of our last completed fiscal year, and their immediate family members.

Under our Declaration of Trust, we may enter into any contract or transaction with our Trustees, officers, employees or agents (or any affiliated person), provided that in the case of any contract or transaction in which any of our Trustees, officers, employees or agents (or any affiliated person) have a material financial interest (i) the fact of the interest is disclosed or known to the following: (a) the Board, and the Board shall approve or ratify the contract or transaction by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum, or (b) the shareholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested party; or (ii) the contract or transaction is fair and reasonable to us. In addition, our Nominating Committee manages risks associated with the independence of the Board and potential conflicts of interest.

Whitestone Operating Partnership Transaction

On December 8, 2016, the Company and Pillarstone Capital REIT Operating Partnership LP, a subsidiary and the operating partnership of the Company (the “Operating Partnership), entered into a Contribution Agreement (the “Contribution Agreement”) with Whitestone REIT Operating Partnership, L.P. (“Whitestone OP”), a subsidiary and the operating partnership of Whitestone REIT (NYSE) (“Whitestone”), pursuant to which Whitestone OP contributed to the Operating Partnership all of the equity interests in four of its wholly-owned subsidiaries: Whitestone CP Woodland Ph. 2, LLC, a Delaware limited liability company (“CP Woodland”); Whitestone Industrial-Office, LLC, a Texas limited liability company (“Industrial-Office”); Whitestone Offices, LLC, a Texas limited liability company (“Whitestone Offices”); and Whitestone Uptown Tower, LLC, a Delaware limited liability company (“Uptown Tower”, and together with CP Woodland, Industrial-Office and Whitestone Offices, the “Entities”) that own fourteen (14) real estate assets (the “Real Estate Assets” and, together with the Entities, the “Property”) for aggregate consideration of approximately $84.0 million, consisting of (1) approximately $18.1 million of Class A units representing limited partnership interests in the Operating Partnership (“OP Units”), issued at a price of $1.331 per OP Unit; and (2) the assumption of approximately $65.9 million of liabilities by the Operating Partnership, consisting of (a) approximately $15.4 million of Whitestone OP’s liability under that certain Amended and Restated Credit Agreement, dated as of November 7, 2014, as amended, among the Bank of Montreal, as Administrative Agent (the “Agent”), the lenders party thereto, BMO Capital Markets, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and U.S. Bank, National Association, Whitestone OP, as borrower, and Whitestone and certain subsidiaries of Whitestone OP, as guarantors (as amended, the “Whitestone Credit Facility”); (b) an approximately $16.45 million promissory note (the “Whitestone Uptown Tower Promissory Note”) of Uptown Tower issued under that certain Loan Agreement, dated as of September 26, 2013, (as amended, the “Whitestone Uptown Tower Loan Agreement” and, together with the Whitestone Uptown Tower Promissory Note, the “Whitestone Uptown Tower Loan Documents”) between Uptown Tower, as borrower, and U.S. Bank National Association, as successor to Morgan Stanley Mortgage Capital Holdings LLC, as lender, and (c) an approximately $37.0 million promissory note (the “Whitestone Industrial-Office Promissory Note”) of Industrial-Office issued under that certain Loan Agreement, dated as of November 26, 2013 (the “Whitestone Industrial-Office Loan Agreement” and, together with the Whitestone Industrial-Office Promissory Note, the “Whitestone Industrial-Office Loan Documents”), between Industrial-Office, as borrower, and Jackson National Life Insurance Company, as lender (collectively, the “Acquisition”). As a result of the Acquisition, Whitestone owns approximately 84% of the outstanding equity in the Operating Partnership.

Pursuant to the Contribution Agreement, the Company has agreed to file with the SEC on or prior to June 8, 2018, a shelf registration statement to register for sale under the Securities Act, the issuance of the common shares of beneficial interest in the Company (the “Common Shares”) that may be issued upon redemption of the OP Units issued pursuant to each of the Contribution Agreement and the OP Unit Purchase Agreement (as defined below) and the offer and resale of such Common Shares by the holders thereof. The parties have made certain customary representations, warranties and indemnifications to each other in the Contribution Agreement. In addition, pursuant to the Contribution Agreement, in the event of a Change of Control (as defined therein) of Whitestone, the Operating Partnership shall have the right, but not the obligation, to repurchase the OP Units issued thereunder from Whitestone OP at their initial issue price of $1.331 per OP Unit.

In connection with the Acquisition, on December 8, 2016, the Company and the Operating Partnership entered into an OP Unit Purchase Agreement (the “OP Unit Purchase Agreement”) with Whitestone OP pursuant to which the Operating Partnership may require Whitestone OP to purchase up to an aggregate of $3.0 million of OP Units at a price of $1.331 per OP Unit over the two-year term of the OP Unit Purchase Agreement on the terms set forth therein. The parties have made certain customary representations, warranties and indemnifications to each other in the OP Unit Purchase Agreement. In addition, pursuant to the OP Unit Purchase Agreement, in the event of a Change of Control (as defined therein) of Whitestone, the Operating Partnership shall have the right, but not the obligation, to repurchase the OP Units issued thereunder from Whitestone OP at their initial issue price of $1.331 per OP Unit. As of March 15, 2017, Whitestone OP has not purchased any OP Units.

In connection with the Acquisition, on December 8, 2016, the Company and the Operating Partnership entered into a Tax Protection Agreement (the “Tax Protection Agreement”) with Whitestone OP pursuant to which the Operating Partnership agreed to indemnify Whitestone OP for certain tax liabilities resulting from its recognition of income or gain prior to December 8, 2021 if such liabilities result from a transaction involving a direct or indirect taxable disposition of all or a portion of the Property or if the Operating Partnership fails to maintain and allocate to Whitestone OP for taxation purposes minimum levels of liabilities as specified in the Tax Protection Agreement, the result of which causes such recognition of income or gain and Whitestone incurs taxes that must be paid to maintain its REIT status for federal tax purposes.

In connection with the Acquisition, (1) with respect to each Real Estate Asset (other than the Real Property Asset owned by Uptown Tower), Whitestone TRS, Inc. (“Whitestone TRS”), a subsidiary of Whitestone, entered into a Management Agreement with the Entity that owns such Real Estate Asset and (2) with respect to Uptown Tower, Whitestone TRS entered into a Management Agreement with the Operating Partnership (collectively, the “Management Agreements”). Pursuant to the Management Agreements with respect to each Real Estate Asset (other than Uptown Tower), Whitestone TRS agreed to provide certain property management, leasing and day-to-day advisory and administrative services to such Real Estate Asset in exchange for (x) a monthly property management fee equal to 5.0% of the monthly revenues of such Real Estate Asset and (y) a monthly asset management fee equal to 0.125% of GAV (as defined in each Management Agreement as, generally, the purchase price of the respective Real Estate Asset based upon the purchase price allocations determined pursuant to the Contribution Agreement, excluding all indebtedness, liabilities, or claims of any nature) of such Real Estate Asset. Pursuant to the Management Agreement with respect to Uptown Tower, Whitestone TRS agreed to provide certain property management, leasing and day-to-day advisory and administrative services to the Operating Partnership in exchange for (x) a monthly property management fee equal to 3.0% of the monthly revenues of Uptown Tower and (y) a monthly asset management fee equal to 0.125% of GAV of Uptown Tower.

Mr. Mastandrea, our Chairman and CEO, also serves as the Chairman and Chief Executive Officer of Whitestone. Mr. Dee, our Senior Vice President, Secretary and Chief Financial Officer, also serves as the Chief Operating Officer and Corporate Secretary of Whitestone. In addition, Messrs. Carter and Lambert, two of our trustees, also serve as trustees of Whitestone. The terms of the Contribution Agreement, the OP Unit Purchase Agreement, the Tax Protection Agreement, the Management Agreements, and the Acquisition were determined through arm’s-length negotiations. The transactions contemplated by the Contribution Agreement, the OP Unit Purchase Agreement, the Tax Protection Agreement and the Management Agreements, including the Acquisition, were recommended by a special committee of the Board, consisting solely of disinterested trustees, and approved by the full Board.

For more information about the Acquisition, please see the Company’s Current Report on Form 8-K filed with the SEC on December 13, 2016.

Issuance of Convertible Notes to Trustees

In November 2015, five Trustees of Pillarstone Capital loaned funds to Pillarstone Capital, each pursuant to a Convertible Note Purchase Agreement (the “Agreement”). Each trustee loaned the following face amounts that accrue interest at 10% per annum, which can be converted into common shares of Pillarstone Capital as of March 31, 2017, as follows:

Trustee	Face Amount	Accrued Interest	Total Face Amount and Accrued Interest	Convertible into Common Shares
Daryl J. Carter	$28,888	$3,941	$32,829	24,665
Daniel G. DeVos	$47,780	$6,519	$54,299	40,795
Paul T. Lambert	$51,112	$6,974	$58,086	43,640
James C. Mastandrea	$52,224	$7,125	$59,349	44,590
John J. Dee	$17,776	$2,425	$20,201	15,177
Totals	$197,780	$26,984	$224,764	168,867

The convertible notes were issued effective November 20, 2015 and have a maturity date of three years.

 The convertible notes can be called by Pillarstone Capital after six months, at which time the noteholder can choose to receive either the amount of the note plus any accrued but unpaid interest or the number of common shares determined by dividing the amount of the note plus any accrued but unpaid interest by the conversion price of $1.331. The noteholder has the option at any time to convert the note plus any accrued but unpaid interest into common shares based on the conversion price of $1.331.

ANNUAL REPORT ON FORM 10-K

The Company will send, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the financial statements and the financial statement schedules, as filed with the SEC, to any person whose proxy is being solicited, upon written request to John J. Dee, Senior Vice President and Chief Financial Officer, Pillarstone Capital REIT, 2600 South Gessner Road, Suite 555, Houston, Texas 77063.

DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS

To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to shareholders who share an address, unless otherwise requested. If you share an address with another shareholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by contacting us at Pillarstone Capital REIT, Attn.: John J. Dee, Senior Vice President and Chief Financial Officer, 2600 South Gessner Road, Suite 555, Houston, Texas 77063. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

WHERE YOU CAN FIND MORE INFORMATION
You may read and copy any reports, statements or other information that we file with the SEC directly from the SEC. You may either:

•	Read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room maintained at 100 F Street, N.E., Washington, D.C. 20549; or

•	Visit the SEC’s website at www.sec.gov, which contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC.

OTHER BUSINESS

Management does not intend to bring any business before the Annual Meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented at the Annual Meeting by others. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.